EXHIBIT 3.1

ENSCO INTERNATIONAL INCORPORATED

BYLAWS OF

ENSCO INTERNATIONAL INCORPORATED

Revised and Restated by action of the Board of Directors effective November 4, 2008

ENSCO INTERNATIONAL INCORPORATED (herein the "corporation") * * * * * BYLAWS * * * * *

ARTICLE I OFFICES
Section 1.	The corporation's principal office shall be in the City of Dallas, County of Dallas, State of Texas.

Section 2.	The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II MEETINGS OF STOCKHOLDERS
Section 1.	All meetings of the stockholders for the election of directors shall be held in the City of Dallas, State of Texas, at such place as may be fixed from time to time by the board of directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the board of directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Texas, as shall be stated in the notice of the meeting.

Section 2.	Annual meetings of stockholders shall be held on the dates designated by the board of directors in each year. At such duly constituted meeting the stockholders entitled to vote their shares shall elect by a majority vote of those shares voting in person or by proxy the directors of the corporation to be elected at such meeting pursuant to the provisions of these bylaws, and may transact such other business as may properly be brought before the meeting.

Section 3.	Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

Section 4.	(a) (1) Nominations of persons for election to the board of directors and the proposal of other business to be considered by the stockholders at an annual meeting of stockholders may be made only (A) by or at the direction of the board of directors or (B) by any stockholder of the corporation who (i) was a stockholder of record at the time of giving of notice provided for in this Article II and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this bylaw as to such business or nomination; clause (B) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and included in the corporation's notice of meeting) for consideration at an annual meeting of stockholders.

(2) Without qualification, for any nominations or. any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 4(a)(1)(B) of this Article II, the stockholder must have given timely notice thereof in writing to the secretary of the corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice must be delivered to or mailed and received by the secretary of the corporation at the principal executive office of the corporation not earlier than the close of business on the seventy-fifth (75th) day and not later than the close of business on the fiftieth (50th) day prior to the first anniversary of the preceding year's annual meeting, subject to any other requirements of law; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the seventy-fifth (75th) day prior to the date of such annual meeting and not later than the close of business on the later of the fiftieth (50th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than sixty-five (65) days prior to the date of such annual meeting, the fifteenth (15th) day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder's notice as described above. To be in proper form, a stockholder's notice (whether given pursuant to this Section 4(a)(2) or Section 8 of this Article II) to the secretary of the corporation must: (A) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation's books, and of such beneficial owner, if any, (ii) (t) the class or series and number of shares of the corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (u) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a "Derivative Instrument") directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (v) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company, (w) any short interest in any security of the Company (for purposes of this bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security),

(x) any rights to dividends on the shares of the corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the corporation, (y) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (z) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder's immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date), and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (B) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (ii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; (C) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the board of directors (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant; and (D) with respect to each nominee for election or reelection to the board of directors, include a completed and signed questionnaire, representation and agreement required by Section 4(c) of this Article II. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee.

(b) (1) Only such persons who are nominated in accordance with the procedures set forth in this Article II shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Article II. Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article II and, if any proposed nomination or business is not in compliance with this Article II, to declare that such defective proposal or nomination shall be disregarded.

(2) For purposes of this Article II, "public announcement" shall mean disclosure in a press release reported by a national news service or in a document filed or furnished by the corporation with or to the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding any other provisions of this Article II, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article II; provided, however, that any references in these bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 4(a)(1)(B) or Section 8 of this Article II. Nothing in this Article II shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock if and to the extent provided for under law, the certificate of incorporation or these bylaws.

(c) To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice set forth in this Article II) to the secretary of the corporation at the principal executive office of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary of the corporation upon written request) and a written representation and agreement (in the form provided by the secretary of the corporation upon written request) that such person (1) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the corporation or (B) any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a director of the corporation, with such person's fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (3) in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

Section 5.	The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 6.	Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the board of directors, the chairman of the board of directors or the chief executive officer. Special meetings of the stockholders may not be called by any other person or persons.

Section 7.	Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Section 8.	Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. If directors are to be elected at a special meeting of stockholders pursuant to the corporation's notice of meeting, nominations of persons for election to the board of directors may be made only (a) by or at the direction of the board of directors or (b) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who (i) is a stockholder of record at the time of giving of notice provided for in this Article II and at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in this bylaw as to such nomination. If the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation's notice of meeting, if the stockholder's notice required by Section 4(a)(2) of this Article II with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 4(c) of this Article II) must be delivered to or mailed and received by the secretary of the corporation at the principal executive office of the corporation not earlier than the close of business on the seventy-fifth (75th) day prior to the date of such special meeting and not later than the close of business on the later of the fiftieth (50th) day prior to the date of such special meeting, subject to any other requirements of law; provided, however, that, if the first public announcement of the date of such special meeting is less than sixty-five (65) days prior to the date of such special meeting, notice by the stockholder to be timely bust be so delivered no later than the fifteenth (15th) day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder's notice as described above.

Section 9.	The holders of at least a majority of the stock issued and outstanding and entitled to vote thereat, present at a meeting, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. The Chairman or the holders of a majority of the stock having voting power present at any meeting of stockholders shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. A holder of stock shall be treated as being present at a meeting if the holder of such stock is (i) present in person at the meeting or (ii) represented at the meeting by a valid proxy executed in writing (or in such other manner permitted by the General Corporation Law of Delaware) by the stockholder, or by such person's duly authorized attorney in fact.

Section 10.	When a quorum is present at any meeting, action on a matter (including the election of directors) shall be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter provided however that, in a contested director election in which two or more candidates are seeking election to a single directorship, the candidate who receives the most affirmative votes cast in favor of election shall be elected. In determining the number of votes cast, shares abstaining from voting or not voted on a matter (including elections) will not be treated as votes cast. The provisions of this paragraph will govern with respect to all votes of stockholders except as otherwise provided for in these bylaws or in the certificate of incorporation or by some specific statutory provision, regulation or rule superseding the provisions contained in these bylaws or the certificate of incorporation.

Section 11.	Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. Each holder of common stock shall be entitled to one vote per share of common stock owned by such stockholder. The voting rights of holders of preferred stock shall be determined by the certificate of incorporation or the certificate of designation with respect to such preferred stock. Cumulative voting of shares of stock of the corporation, whether common or preferred stock, is prohibited.

Section 12.	Unless otherwise provided in the certificate of incorporation and subject to the rights, if any, of the holders of any then outstanding class or series of preferred stock or indebtedness of the corporation with special rights to elect directors, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of the stockholders or by unanimous written consent of the stockholders, and stockholders may not otherwise act by written consent.

Section 13.	(a) The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Each inspector shall perform all duties required of him or her by the Delaware General Corporation Law or other applicable law.

(b) The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Delaware Court of Chancery upon application by a stockholder shall determine otherwise.

ARTICLE III DIRECTORS
Section 1.	The number of directors of the corporation shall be not less than three nor more than fifteen. A majority of the directors shall be independent of the corporation and its management and, for this purpose, an independent director shall meet the criteria specified by applicable laws, rules or regulations. The number of directors shall be fixed within the foregoing limits from time to time only by resolution duly adopted by the board of directors. The directors of the corporation, other than the directors elected pursuant to the special voting rights of any class or series of preferred stock or indebtedness then outstanding, shall be classified, with respect to the time for which they severally hold office, into three (3) classes, (Class I, Class II and Class III) as nearly equal in number as possible and as provided in these bylaws. The initial term of Class I shall expire at the annual meeting of stockholders to be held in 1994; the initial term of Class II shall expire at the annual meeting of stockholders to be held in 1993; and the initial term of Class III shall expire at the annual meeting of stockholders to be held in 1992; with each class to hold office until its successors are duly elected and qualified. At each annual meeting of stockholders the number of directors equal to the number of the class whose term expires at such meeting shall be elected to hold office until the third succeeding annual meeting of stockholders. Except as provided in Section 2 of this Article and subject to the rights, if any, of the holders of any then outstanding class or series of preferred stock or indebtedness of the corporation with special rights to elect directors, directors of the class whose term is expiring at an annual meeting of stockholders shall be elected at such annual meeting, and each director elected shall hold office until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal for cause.

Section 2.	(a) In the event of any change in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the board of directors among the classes of directors so as to maintain such classes as nearly equal as possible.

(b) Should a vacancy on the board of directors occur or be created, whether arising through death, retirement, resignation or removal of a director for cause, or through an increase in the number of directors of any class, such vacancy shall be filled by the majority vote of the remaining directors of all classes, whether or not a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Subject to the provisions hereof, any director appointed to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he or she was appointed. In the event such term extends beyond the next annual meeting of stockholders for which a definitive proxy statement has not been filed at the time of the appointment, the director or directors so appointed shall be named and described in the next definitive annual meeting proxy statement and shall stand for election for the remaining portion of the term of office at the annual meeting of stockholders subject to said proxy statement.

Section 3.	The business of the corporation shall be managed by or under the direction of its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

MEETINGS OF THE BOARD OF DIRECTORS
Section 4.	The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

Section 5.	The first meeting of the board of directors following the election of directors at the annual meeting ordinarily will be held in the corporation's office in the City of Dallas, County of Dallas, State of Texas immediately following the annual meeting but may be held at such other time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors.

Section 6.	Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

Section 7.	Special meetings of the board may be called by the chairman of the board or the chief executive officer on two days advance written notice to each director, submitted by mail or by email, fax or telegram; special meetings shall be called by the chief executive officer or secretary, in like manner and on like notice on the written request of two directors unless the board consists of only one director; in which case special meetings shall be called by the chief executive officer or secretary in like manner and on like notice on the written request of the sole director.

Section 8.	At all meetings of the board a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at or telephonically participating in any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 9.	Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

Section 10.	Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can speak and hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

COMMITTEES OF DIRECTORS
Section 11.	The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation as designated by the board from time to time. Such committee membership designations shall be subject to provisions regarding independence or other qualifications for committee service which may be imposed by applicable laws, rules or regulations.

The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

At all meetings of the board committees a majority of the directors who are members of the committee shall constitute a quorum for the transaction of business and the act of a majority of the committee members present at or telephonically participating in any meeting at which there is a quorum shall be the act of the committee, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of a board committee, the committee members present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Standing committee functions, one or more of which may be performed by a single committee, shall include audit, compensation, governance and nominating. Any board committee, to the extent provided in the resolution of the board of directors or the board approved committee charter, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in Section 151(a) of the General Corporation Law of Delaware, fix any of the preferences or rights of such shares relating to voting, dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation; and, unless the resolution or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors.

Section 12.	Regular committee meetings may be held without notice at such time and at such place as shall from time to time be determined by the committee.

Section 13.	Special committee meetings may be called by the committee chairman on two days advance written notice to each committee member, submitted by mail or by email, fax or telegram; special meetings shall be called by the chief executive officer or secretary, in like manner and on like notice on the written request of two committee members unless the committee consists of only one member; in which case special meetings shall be called by the chief executive officer or secretary in like manner and on like notice on the written request of the sole committee member.

Section 14.	Each committee shall keep regular minutes of its meetings and distribute the same to all of the directors.

COMPENSATION OF DIRECTORS
Section 15.	Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors who are not officers or employees of the corporation or a subsidiary of the corporation. Such directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at or participation in each meeting of the board of directors and the board committees, which may be in addition to stated director compensation in cash or equity (shares or options) or other benefits, or any combination thereof. No such compensation shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending or participating in committee meetings. A non-executive chairman of the board and the chairman of a special or standing committee may be paid a supplemental fixed sum for serving as chairman of each meeting of the board of directors or the special or standing committee.

REMOVAL OF DIRECTORS
Section 16.	Subject to the rights, if any, of the holders of any then outstanding class or series of preferred stock or indebtedness of the corporation with special rights to elect directors, any or all of the directors of the corporation may be removed from office at any time, but only with cause and only by the affirmative vote of the holders of a majority of the outstanding shares of the corporation then entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE IV NOTICES
Section 1.	Whenever, under the provisions of the statutes or of the certificate of incorporation or of these bylaws, notice is required to be given to any stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such stockholder, at his or her address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may be given in writing by mail, email, fax or telegram, or may be hand delivered.

Section 2.	Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these bylaws, a waiver thereof in writing and signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V OFFICERS
Section 1.	The officers of the corporation shall include a secretary and may include a chairman of the board, a chief executive officer, a president, one or more executive vice presidents, senior vice presidents, vice presidents, and a treasurer, each of whom shall be elected by the board of directors. Any number of offices may be held by the same person unless the certificate of incorporation otherwise provides.

Section 2.	Such other officers and assistant officers and agents as may be deemed necessary may be elected or appointed by the board of directors.

Section 3.	The officers of the corporation shall be elected by the board of directors in such manner and shall hold their offices for such term as are prescribed herein or determined by the board of directors. The board of directors may determine that all of the officers of the corporation shall be elected or reelected by the board of directors on an annual basis.

Section 4.	Any officer of the corporation may be removed at any time, with or without cause, by the board of directors.

Section 5.	The salaries of all officers and agents of the corporation shall be fixed by the board of directors or a duly constituted committee thereof.

Section 6.	Each officer of the corporation shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise shall be filled by the board of directors or other governing body.

CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT

Section 7.	The chairman of the board, if one has been appointed, shall perform such duties as may be delegated by the board of directors. The board of directors may designate whether the chairman of the board, or the president, if such an officer shall have been appointed, shall be the chief executive officer of the corporation. The chairman of the board, the chief executive officer, or the president, if one has been appointed, shall preside at all meetings of the stockholders and the board of directors.

Section 8.	Unless the board of directors shall otherwise delegate such duties, the chief executive officer shall have general and active management of the business of the corporation, and shall see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed, including designation of authority by power of attorney, or where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. The chief executive officer or such other officer as shall be authorized by him or her shall have such powers and duties as usually pertain to the office of chief executive officer, except as the same may be modified by the board of directors.

VICE PRESIDENTS
Section 9.	The president, executive vice president, senior vice president, or vice president, in the order of their seniority, unless otherwise determined by the board of directors, shall, in the event of absence or disability of the chief executive officer or the president, as the case may be, perform the duties and exercise the powers of the absent or disabled chief executive officer or president. They shall perform such other duties and have such other powers as the board of directors may from time to time prescribe during the period of the absence or disability.

SECRETARY
Section 10.	The secretary or other officer appointed by the board of directors shall attend meetings of the board of directors and stockholders, and record all the proceedings of the meetings of the corporation and of the board of directors in a book to be kept for that purpose. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or the chief executive officer, under whose supervision he or she shall be. The secretary shall keep in safe custody the seal of the corporation, and, when authorized by the board of directors, affix the same to any instrument requiring it, and, when so affixed, it shall be attested by his or her signature or by the signature of the treasurer, an assistant secretary, or an assistant treasurer.

Section 11.	The assistant secretaries, in the order of their seniority, unless otherwise determined by the board of directors, shall, in the event of absence or disability of the secretary, perform the duties and exercise the power of the secretary. They shall perform such other duties and have such other power as the board of directors may from time to time prescribe or as the chief executive officer may from time to time delegate.

TREASURER
Section 12.	The treasurer shall have the custody of the corporate funds and securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation, and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors.

Section 13.	The treasurer shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the chief executive officer and the board of directors at its regular meetings, or when the board of directors so requires, an account of all his or her transactions as treasurer, and of the financial condition of the corporation, which account may be submitted directly or through the chief financial officer. The treasurer shall perform such other duties and have such other authority and powers as the board of directors may from time to time prescribe or as the chief executive officer may from time to time delegate.

Section 14.	If required by the board of directors, the treasurer shall give the corporation a bond in such sum, and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his or her office and for the restoration to the corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the corporation.

Section 15.	The assistant treasurers, in the order of their seniority, unless otherwise determined by the board of directors, shall, in the event of absence or disability of the treasurer, perform the duties and exercise the power of the treasurer. They shall perform such other duties and have such other powers as the board of directors may from time to time prescribe or the chief executive officer may from time to time delegate.

ARTICLE VI CERTIFICATES FOR SHARES
Section 1.	The shares of the corporation shall be represented by a certificate or shall be uncertificated. Certificates shall be signed by, or in the name of the corporation by, the chairman or vice-chairman of the board of directors, or the chief executive officer, or president, or the secretary or an assistant secretary, or the treasurer or an assistant treasurer of the corporation.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue, to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Section 151, 156, 202 (a) or 218 (a) of the General Corporation Law of Delaware or a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 2.	Any or all of the signatures on a certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

LOST CERTIFICATES
Section 3.	The board of directors may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

TRANSFER OF STOCK
Section 4.	Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the older certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares such uncertificated shares shall be cancelled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.

FIXING RECORD DATE
Section 5.	In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

REGISTERED STOCKHOLDERS
Section 6.	The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII GENERAL PROVISIONS DIVIDENDS

Section 1.	Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law, and also may be declared if all members of the board of directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

Section 2.	Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meeting contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

ANNUAL STATEMENT

Section 3.	The board of directors through the chairman of the board, chief executive officer, or president, shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

CHECKS

Section 4.	All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

FISCAL YEAR

Section 5.	The fiscal year of the corporation shall be the calendar year unless otherwise fixed by resolution of the board of directors.

EXTERNAL AUDITOR

Section 6.	The audit committee of the board of directors shall have exclusive authority and responsibility to appoint, approve the compensation of, oversee and discharge the corporation's external audit firm. The external auditor shall be appointed or reappointed by the audit committee on an annual basis, and such auditor appointment or reappointment shall be submitted for stockholder ratification at each annual meeting of stockholders.

SEAL

Section 7.	The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the word "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

INDEMNIFICATION

Section 8.	The corporation shall defend and indemnify its officers, directors, employees and agents to the full extent permitted by the General Corporation Law of Delaware.

ARTICLE VIII AMENDMENTS

Section 1.	These bylaws may be altered, amended or repealed or new bylaws may be adopted by the board of directors. In addition, these bylaws may be altered, amended or repealed by the affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the outstanding stock of the corporation entitled to vote thereon.
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